Exhibit 99.1
NEWS RELEASE

Contacts:	Claire A. Hart, Senior Vice President Alon USA Energy, Inc. 972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
Media: Blake Lewis
Lewis Public Relations
214-635-3020
Ruth Sheetrit
SMG Public Relations
011-972-547-555551
Alon USA Reports Third Quarter Results
Declares Quarterly Cash Dividend
Company schedules conference call for November 5, 2009 at 10:00 A.M. Eastern
     DALLAS, TEXAS, November 4, 2009 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the quarter and nine months ended September 30, 2009. Net loss for the third quarter of 2009 was ($26.6) million, or ($0.57) per share, compared to net income of $37.3 million, or $0.80 per share, for the same period last year. Excluding special items, Alon recorded a net loss of ($26.3) million, or ($0.56) per share, for the third quarter of 2009, compared to net income of $24.3 million, or $0.52 per share, for the same period last year.
     Net loss for the nine months ended September 30, 2009, was ($24.5) million, or ($0.52) per share, compared to net income of $21.9 million, or $0.47 per share, for the nine months ended September 30, 2008. Excluding special items, Alon recorded a net loss of ($23.3) million, or ($0.50) per share, for the nine months ended September 30, 2009, compared to net loss of ($60.6) million, or ($1.30) per share, for the same period last year.
     Jeff Morris, Alon’s President and CEO, commented, “We are continuing to implement strategies that best prepare our assets for current and future success. In October 2009, our subsidiary, Alon Refining Krotz Springs, Inc., closed an offering of 13.5% senior secured notes due 2014 for gross proceeds of $205.4 million. With the proceeds, we prepaid in full the then outstanding principal balance of $163.8 million under the Alon Refining Krotz Springs, Inc. term loan. The remaining proceeds will be retained for general corporate purposes. With this change in our capitalization, we are better suited to adapt our operations to the current refining industry economics. After the issuance of the notes, the weighted average interest rate of the notes combined with the term loan credit balances is less than 6% per annum. Additionally, due to the current refining economic environment we are accelerating the scheduled turnaround at our Krotz Springs refinery. The turnaround was originally scheduled for the first quarter of 2010, but has been accelerated to begin in November 2009.
     “With respect to our Big Spring refinery, we recently started up the ultra low-sulfur gasoline unit that allows us to meet ultra-low sulfur gasoline specifications. Additionally, we are scheduled to start up the alkylation unit in November 2009.
     “We are pleased that our asphalt segment continues its performance by generating an asphalt margin on a cash basis of approximately $75 per ton for the third quarter of 2009. We continue to be excited about the potential to expand our blended asphalt business.
     “Also, we are very satisfied with the improvement in the operating performance of our retail and branded marketing segment during the third quarter of 2009.
     “Adjusted EBITDA for the asphalt segment including earnings in asphalt partnerships was approximately $30 million and for the retail and branded marketing segment was approximately $8 million for the third quarter of 2009.

     “Our third quarter 2009 results reflect the impact of industry wide declines in light product crack spreads. Additionally during the third quarter of 2009, there was a continual reduction in the sweet/sour and light/heavy spreads on crude oil, both of which negatively impacted the operating margins at our Big Spring and California refineries.”
THIRD QUARTER 2009
     Special items for the third quarter of 2009 and 2008 included after-tax losses of ($0.3) million and ($1.3) million, respectively, recognized on disposition of assets. Special items for the third quarter of 2008 also included after-tax losses of ($10.2) million incurred for costs associated with the Big Spring refinery fire, after-tax gains of $60.3 million recognized from the involuntary conversion of assets due to the Big Spring refinery fire and after-tax losses of ($35.8) million for inventory adjustments associated with the Krotz Springs refinery acquisition.
     Refinery operating margin at the Big Spring refinery, which was negatively impacted by the absence of the alkylation unit and additional feedstock costs related to preparations for start up of the ultra low-sulfur gasoline unit, was $1.34 per barrel for the third quarter of 2009 compared to $8.17 per barrel for the same period in 2008. This decrease was also due to lower 3/2/1 Gulf Coast crack spreads and lower sweet/sour crude oil spreads. Light product yields were approximately 81% for the third quarter of 2009 compared to 54% for the third quarter of 2008 as the Big Spring refinery operated in a hydroskimming mode in the third quarter of 2008 until the restart of the fluid catalytic cracking unit September 26, 2008. Refinery operating margin at the California refineries was ($0.55) per barrel for the third quarter of 2009 compared to $9.13 per barrel for the same period in 2008. This decrease was primarily due to the lower light/heavy crude oil spread. The Krotz Springs refinery operating margin for the third quarter of 2009 was $2.45 per barrel for the third quarter of 2009 compared to $7.20 per barrel for the same period in 2008. This decrease was primarily due to decreases in Gulf Coast 2/1/1 crack spreads.
     The combined refineries throughput for the third quarter of 2009 averaged 157,660 barrels per day (“bpd”), consisting of 62,500 bpd at the Big Spring refinery, 35,470 bpd at the California refineries and 59,690 bpd at the Krotz Springs refinery compared to a combined average of 122,252 bpd in the third quarter of 2008, consisting of 35,204 bpd at the Big Spring refinery, 28,661 bpd at the California refineries and 58,387 bpd at the Krotz Springs refinery. The Big Spring refinery had lower throughput in the third quarter of 2008 compared to the third quarter of 2009 primarily due to its operating in a hydroskimming mode.
     The average 3/2/1 Gulf Coast crack spread for the third quarter of 2009 was $6.52 per barrel compared to $16.05 per barrel for the same period in 2008. The average 2/1/1 Gulf Coast high sulfur diesel crack spread for the third quarter of 2009 was $5.36 per barrel compared to $15.86 per barrel for the third quarter of 2008. Additionally, the average 3/2/1 West Coast crack spread for the third quarter of 2009 was $14.85 per barrel compared to $14.68 per barrel for the third quarter of 2008.
     The average sweet/sour spread for the third quarter of 2009 was $1.68 per barrel compared to $2.16 per barrel for the same period in 2008. The average light/heavy spread for the third quarter of 2009 was $4.97 per barrel compared to $11.23 per barrel for the same period in 2008.
     Asphalt margins in the third quarter of 2009 were $82.99 per ton compared to $80.30 per ton in the third quarter of 2008 and on a cash basis asphalt margins in the third quarter of 2009 were $75.88 per ton compared to $80.80 per ton in the third quarter of 2008. Adjusted EBITDA including earnings in asphalt partnerships in the third quarter of 2009 was $30.3 million after excluding positive inventory effects of $3.0 million compared to adjusted EBITDA including earnings in asphalt partnerships in the third quarter of 2008 of $16.9 million after excluding negative inventory effects of $0.2 million. The average blended asphalt sales price decreased 27.9% from $618.53 per ton in the third quarter of 2008 to $446.26 per ton in the third quarter of 2009 and the average non-blended asphalt sales price decreased 64.8% from $541.04 per ton in the third quarter of 2008 to $190.23 per ton in the third quarter of 2009. The blended asphalt sales accounted for 93.5% of total asphalt sales in the third quarter of 2009. The decrease in the blended asphalt sales price of 27.9% was less than the 42.2% decrease in WTI prices in the third quarter of 2009.
     In our retail and branded marketing segment, retail fuel sales gallons increased by 29.9% from 23.8 million gallons in the third quarter of 2008 to 30.9 million gallons in the third quarter of 2009. Our integrated branded fuel sales increased by 18.0% from 54.7 million gallons in the third quarter of 2008 to 64.7 million gallons in the third quarter of 2009.

YEAR-TO-DATE 2009
     Special items for the first nine months of 2009 included an after-tax loss of ($1.3) million recognized on disposition of assets. Special items for the first nine months of 2008 included after-tax losses of ($25.5) million incurred for costs associated with the Big Spring refinery fire and after-tax gains of $117.5 million recognized from the involuntary conversion of assets due to the Big Spring refinery fire. Special items for the first nine months of 2008 also included after-tax gains of $26.3 million recognized primarily from the disposition of assets in connection with the contribution of certain product pipelines and terminals to Holly Energy Partners, LP, in March 2005 and the previously mentioned after-tax loss of ($35.8) million for inventory adjustments associated with the Krotz Springs refinery acquisition.
     Refinery operating margin at the Big Spring refinery was $6.32 per barrel for the first nine months of 2009 compared to $2.30 per barrel for the same period in 2008. This increase was primarily due to the depressed margins experienced in conjunction with the fire at the Big Spring refinery in 2008. Light product yields were approximately 82% for the first nine months of 2009 and 62% for the first nine months of 2008. Refinery operating margin at the California refineries was $2.41 per barrel for the first nine months of 2009 compared to ($0.37) per barrel for the same period in 2008. This increase primarily resulted from a 49.7% decrease in WTI prices from $113.34 per barrel in the first nine months of 2008 to $57.03 per barrel in the first nine months of 2009. The Krotz Springs refinery operating margin for the first nine months of 2009 was $6.64 per barrel compared to $7.20 per barrel for the period from its acquisition effective July 1, 2008 through September 30, 2008.
     The Big Spring refinery and California refineries combined throughput for the first nine months of 2009 averaged 97,644 bpd, consisting of 62,933 bpd at the Big Spring refinery and 34,711 bpd at the California refineries compared to a combined average of 66,919 bpd in the first nine months of 2008, consisting of 32,299 bpd at the Big Spring refinery and 34,620 bpd at the California refineries. The Big Spring refinery had higher throughput in the first nine months of 2009 compared to the first nine months of 2008 primarily due to last year’s fire at the Big Spring refinery. The Krotz Springs refinery throughput for the first nine months of 2009 averaged 57,308 bpd and for the period from its acquisition effective July 1, 2008 through September 30, 2008 averaged 58,387 bpd.
     The average 3/2/1 Gulf Coast crack spread for the first nine months of 2009 was $8.14 per barrel compared to $12.82 per barrel for the first nine months of 2008. The average 2/1/1 Gulf Coast high sulfur diesel crack spread for the first nine months of 2009 was $7.14 per barrel compared to $13.15 per barrel for the first nine months of 2008. Additionally, the average 3/2/1 West Coast crack spread for the first nine months of 2009 was $15.74 per barrel compared to $18.15 per barrel for the first nine months of 2008.
     The average sweet/sour spread for the first nine months of 2009 was $1.34 per barrel compared to $3.81 per barrel for the first nine months of 2008. The average light/heavy spread for the first nine months of 2009 was $5.05 per barrel compared to $16.31 per barrel for the first nine months of 2008.
     Asphalt margins in the first nine months of 2009 were $45.55 per ton compared to $54.83 per ton in the first nine months of 2008 and on a cash basis asphalt margins in the first nine months of 2009 were $78.40 per ton compared to $52.23 per ton in the first nine months of 2008. Adjusted EBITDA including earnings in asphalt partnerships in the first nine months of 2009 was $58.2 million after excluding negative inventory effects of $31.4 million compared to adjusted EBITDA including earnings in asphalt partnerships in the first nine months of 2008 of $16.4 million after excluding positive inventory effects of $2.8 million. The average blended asphalt sales price decreased 20.4% from $508.09 per ton in the first nine months of 2008 to $404.39 per ton in the first nine months of 2009 and the average non-blended asphalt sales price decreased 51.2% from $324.63 per ton in the first nine months of 2008 to $158.49 per ton in the first nine months of 2009. The blended asphalt sales accounted for 93.6% of total asphalt sales in the first nine months of 2009. The decrease in the blended asphalt sales price of 20.4% was less than the 49.7% decrease in WTI prices in the first nine months of 2009.
     In our retail and branded marketing segment, retail fuel sales gallons increased by 22.1% from 73.1 million gallons in the first nine months of 2008 to 89.3 million gallons in the first nine months of 2009. Our integrated branded fuel sales increased by 19.0% from 163.8 million gallons in the first nine months of 2008 to 195.0 million gallons in the first nine months of 2009.
     Alon also announced today that its Board of Directors has approved the regular quarterly cash dividend of $0.04 per share. The dividend is payable on December 15, 2009 to stockholders of record at the close of business on November 30, 2009.

CONFERENCE CALL
     The Company has scheduled a conference call for Thursday, November 5, 2009, at 10:00 a.m. Eastern, to discuss the third quarter 2009 results. To access the call, please dial 800-762-8779, or 480-629-9770, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through November 19, 2009, and may be accessed by calling 800-406-7325, or 303-590-3030, for international callers, and using the passcode 4167895#. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at 713-529-6600 or email dmw@drg-e.com.
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 300 convenience stores primarily in West Texas and New Mexico substantially under the 7-Eleven and FINA brand names and supplies motor fuels to these stores primarily from its Big Spring refinery. In addition, Alon markets under the FINA branded name to approximately 700 additional locations.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
-Tables to follow-

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE
RESULTS OF OPERATIONS — FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE, EXCEPT FOR
BALANCE SHEET DATA AS OF DECEMBER 31, 2008 IS UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$1,253,113	$1,905,106	$3,081,691	$4,170,540
Operating costs and expenses:
Cost of sales	1,165,295	1,812,399	2,693,343	4,033,788
Direct operating expenses	64,091	66,748	204,300	149,583
Selling, general and administrative expenses (2)	32,276	29,697	95,772	86,353
Net costs associated with fire (3)	—	17,376	—	43,212
Business interruption recovery (4)	—	(30,000)	—	(30,000)
Depreciation and amortization (5)	25,247	17,232	70,898	44,484

Total operating costs and expenses	1,286,909	1,913,452	3,064,313	4,327,420

Gain on involuntary conversion of assets (6)	—	103,092	—	199,680
Gain (loss) on disposition of assets (7)	(547)	(2,241)	(2,147)	43,005

Operating income (loss)	(34,343)	92,505	15,231	85,805
Interest expense (8)	(21,460)	(21,493)	(70,739)	(42,885)
Equity earnings (losses) of investees	12,811	(3,915)	21,184	(2,307)
Other income (loss), net	(180)	(25)	268	1,093

Income (loss) before income tax expense (benefit), non-controlling interest in income (loss) of subsidiaries and accumulated dividends on preferred stock of subsidiary	(43,172)	67,072	(34,056)	41,706
Income tax expense (benefit)	(16,452)	25,083	(13,006)	15,850

Income (loss) before non-controlling interest in income (loss) of subsidiaries and accumulated dividends on preferred stock of subsidiary	(26,720)	41,989	(21,050)	25,856
Non-controlling interest in income (loss) of subsidiaries	(2,312)	2,542	(2,953)	1,760
Accumulated dividends on preferred stock of subsidiary	2,150	2,150	6,450	2,150

Net income (loss)	$(26,558)	$37,297	$(24,547)	$21,946

Earnings (loss) per share, basic	$(0.57)	$0.80	$(0.52)	$0.47

Weighted average shares outstanding, basic (in thousands)	46,810	46,786	46,808	46,783

Earnings (loss) per share, diluted	$(0.57)	$0.74	$(0.52)	$0.46

Weighted average shares outstanding, diluted (in thousands)	46,810	52,362	46,808	46,802

Cash dividends per share	$0.04	$0.04	$0.12	$0.12

CASH FLOW DATA: (9)
Net cash provided by (used in):
Operating activities	$28,168	$33,682	$325,132	$(8,394)
Investing activities	(48,891)	(532,747)	(93,605)	(583,750)
Financing activities	(4,676)	503,845	(231,903)	542,205
OTHER DATA:
Adjusted net income (10)	$(26,276)	$24,268	$(23,296)	$(60,592)
Earnings (loss) per share, excluding net costs associated with fire, net of tax, inventory adjustments related to acquisition, net of tax, after-tax gain on involuntary conversion of assets and after-tax gain (loss) on disposition of assets (10)	$(0.56)	$0.52	$(0.50)	$(1.30)
Adjusted EBITDA (11)	$4,082	$108,038	$109,728	$86,070
Capital expenditures (12)	40,409	21,724	69,653	41,248
Capital expenditures to rebuild the Big Spring refinery	5,791	152,225	45,072	312,566
Capital expenditures for turnaround and chemical catalyst	2,691	3	13,005	2,072

	September 30,	December 31,
	2009	2008
BALANCE SHEET DATA (end of period):
Cash and cash equivalents	$18,078	$18,454
Working capital	39,841	250,384
Total assets	2,205,266	2,413,433
Total debt	835,097	1,103,569
Total equity	511,425	536,867

REFINING AND UNBRANDED MARKETING SEGMENT

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (13)	$993,069	$1,472,928	$2,477,516	$3,114,526
Operating costs and expenses:
Cost of sales	972,686	1,442,376	2,221,615	3,116,022
Direct operating expenses	51,286	54,109	171,295	115,250
Selling, general and administrative expenses	6,934	4,384	21,500	12,452
Net costs associated with fire (3)	—	17,376	—	43,212
Business interruption recovery (4)	—	(30,000)	—	(30,000)
Depreciation and amortization	21,098	13,081	58,594	31,921

Total operating costs and expenses	1,052,004	1,501,326	2,473,004	3,288,857

Gain on involuntary conversion of assets (6)	—	103,092	—	199,680
Gain (loss) on disposition of assets (7)	—	(2,241)	(1,600)	43,005

Operating income (loss)	$(58,935)	$72,453	$2,912	$68,354

KEY OPERATING STATISTICS:
Total sales volume (bpd)	127,580	108,596	127,460	113,860
Per barrel of throughput:
Refinery operating margin — Big Spring (14)	$1.34	$8.17	$6.32	$2.30
Refinery operating margin — CA Refineries (14)	(0.55)	9.13	2.41	(0.37)
Refinery operating margin — Krotz Springs (14)	2.45	7.20	6.64	7.20
Refinery direct operating expense — Big Spring (15)	4.11	5.15	4.13	5.00
Refinery direct operating expense — CA Refineries (15)	3.85	6.17	4.37	5.26
Refinery direct operating expense — Krotz Springs (15)	2.75	3.94	3.77	3.94
Capital expenditures	37,380	20,821	63,703	38,445
Capital expenditures to rebuild the Big Spring refinery	5,791	152,225	45,072	312,566
Capital expenditures for turnaround and chemical catalyst	2,691	3	13,005	2,072

PRICING STATISTICS:
WTI crude oil (per barrel)	$68.17	$117.98	$57.03	$113.34
WTS crude oil (per barrel)	66.49	115.82	55.69	109.53
MAYA crude oil (per barrel)	63.20	106.75	51.98	97.03
Crack spreads (3/2/1) (per barrel):
Gulf Coast (16)	$6.52	$16.05	$8.14	$12.82
Group III (16)	8.01	14.94	9.02	12.95
West Coast (16)	14.85	14.68	15.74	18.15
Crack spreads (6/1/2/3) (per barrel):
West Coast (16)	$5.39	$3.17	$4.73	$0.22
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (16)	$5.36	$15.86	$7.14	$13.15
Crude oil differentials (per barrel):
WTI less WTS (17)	$1.68	$2.16	$1.34	$3.81
WTI less MAYA (17)	4.97	11.23	5.05	16.31
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$1.773	$3.090	$1.545	$2.863
Gulf Coast ultra low-sulfur diesel	1.789	3.394	1.565	3.285
Gulf Coast high sulfur diesel	1.728	3.283	1.510	3.160
Group III unleaded gasoline	1.814	3.032	1.575	2.861
Group III ultra low-sulfur diesel	1.815	3.430	1.567	3.300
West Coast LA CARBOB (unleaded gasoline)	2.042	3.084	1.798	3.067
West Coast LA ultra low-sulfur diesel	1.847	3.308	1.602	3.258
Natural gas (per MMBTU)	3.44	8.98	3.90	9.75

THROUGHPUT AND YIELD DATA:
BIG SPRING

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2009		2008		2009		2008
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Sour crude	44,924	71.9	29,413	83.5	50,345	80.0	27,199	84.2
Sweet crude	15,521	24.8	4,396	12.5	10,411	16.5	3,736	11.6
Blendstocks	2,055	3.3	1,395	4.0	2,177	3.5	1,364	4.2

Total refinery throughput (18)	62,500	100.0	35,204	100.0	62,933	100.0	32,299	100.0

Refinery production:
Gasoline	27,366	44.1	8,987	26.3	27,424	43.8	10,642	33.7
Diesel/jet	19,690	31.8	8,861	26.0	20,477	32.7	8,128	25.7
Asphalt	5,830	9.4	4,582	13.5	5,879	9.4	4,552	14.4
Petrochemicals	3,340	5.4	626	1.8	3,286	5.3	790	2.5
Other	5,790	9.3	11,054	32.4	5,524	8.8	7,511	23.7

Total refinery production (19)	62,016	100.0	34,110	100.0	62,590	100.0	31,623	100.0

Refinery utilization (20)		86.3%		52.9%		86.8%		45.3%
THROUGHPUT AND YIELD DATA:
CALIFORNIA REFINERIES

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2009		2008		2009		2008
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	16,073	45.3	8,692	30.3	16,164	46.6	10,404	30.1
Heavy crude	18,937	53.4	19,714	68.8	18,259	52.6	23,587	68.1
Blendstocks	460	1.3	255	0.9	288	0.8	629	1.8

Total refinery throughput (18)	35,470	100.0	28,661	100.0	34,711	100.0	34,620	100.0

Refinery production:
Gasoline	5,456	15.8	3,513	12.6	5,189	15.3	4,672	14.0
Diesel/jet	8,434	24.5	7,379	26.5	8,037	23.7	8,262	24.7
Asphalt	10,441	30.3	9,026	32.4	10,215	30.2	9,650	28.8
Light unfinished	—	—	—	—	467	1.4	—	—
Heavy unfinished	9,546	27.7	7,678	27.5	9,409	27.8	10,659	31.8
Other	585	1.7	278	1.0	551	1.6	249	0.7

Total refinery production (19)	34,462	100.0	27,874	100.0	33,868	100.0	33,492	100.0

Refinery utilization (20)		48.3%		39.2%		53.1%		46.9%
THROUGHPUT AND YIELD DATA:
KROTZ SPRINGS (A)

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2009		2008		2009		2008
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Light sweet crude	30,741	51.5	37,803	64.7	28,755	50.2	37,803	64.7
Heavy sweet crude	27,547	46.2	18,595	31.9	24,691	43.1	18,595	31.9
Blendstocks	1,402	2.3	1,989	3.4	3,862	6.7	1,989	3.4

Total refinery throughput (18)	59,690	100.0	58,387	100.0	57,308	100.0	58,387	100.0

Refinery production:
Gasoline	27,441	45.4	24,255	41.0	26,628	45.8	24,255	41.0
Diesel/jet	26,855	44.5	27,910	47.2	25,288	43.4	27,910	47.2
Heavy oils	1,205	2.0	1,260	2.1	1,151	2.0	1,260	2.1
Other	4,865	8.1	5,700	9.7	5,090	8.8	5,700	9.7

Total refinery production (19)	60,366	100.0	59,125	100.0	58,157	100.0	59,125	100.0

Refinery utilization (20)		70.1%		67.9%		64.3%		67.9%

(A)	For the nine months ended September 30, 2008, represents throughput and production data for the period from July 1, 2008 through September 30, 2008.

ASPHALT SEGMENT

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$175,189	$261,556	$351,429	$542,773
Operating costs and expenses:
Cost of sales (21)	139,751	227,348	307,881	482,957
Direct operating expenses	12,805	12,639	33,005	34,333
Selling, general and administrative expenses	1,267	921	3,471	3,043
Depreciation and amortization	545	535	1,625	1,603

Total operating costs and expenses	154,368	241,443	345,982	521,936

Operating income	$20,821	$20,113	$5,447	$20,837

KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (22)	367	401	813	1,028
Non-blended asphalt sales volume (tons in thousands) (23)	60	25	143	63
Blended asphalt sales price per ton (22)	$446.26	$618.53	$404.39	$508.09
Non-blended asphalt sales price per ton (23)	190.23	541.04	158.49	324.63
Asphalt margin per ton (24)	82.99	80.30	45.55	54.83
Capital expenditures	$523	$32	$1,099	$307
RETAIL AND BRANDED MARKETING SEGMENT

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$217,232	$351,496	$591,163	$1,038,022
Operating costs and expenses:
Cost of sales (21)	185,235	323,549	502,264	959,590
Selling, general and administrative expenses	23,886	24,241	70,232	70,405
Depreciation and amortization	3,399	3,392	10,179	10,290

Total operating costs and expenses	212,520	351,182	582,675	1,040,285

Loss on disposition of assets	(547)	—	(547)	—

Operating income (loss)	$4,165	$314	$7,941	$(2,263)

KEY OPERATING STATISTICS:
Integrated branded fuel sales (thousands of gallons) (25)	64,721	54,700	194,984	163,789
Integrated branded fuel margin (cents per gallon) (25)	7.4	2.7	6.2	2.2
Non-Integrated branded fuel sales (thousands of gallons) (25)	3,558	28,236	9,945	103,687
Non-Integrated branded fuel margin (cents per gallon) (25)	3.1	(1.3)	4.2	(1.2)

Number of stores (end of period)	305	306	305	306
Retail fuel sales (thousands of gallons)	30,915	23,807	89,296	73,092
Retail fuel sales (thousands of gallons per site per month)	34	26	33	27
Retail fuel margin (cents per gallon) (26)	16.6	22.5	15.0	20.0
Retail fuel sales price (dollars per gallon) (27)	$2.48	$3.86	$2.22	$3.57
Merchandise sales	$69,413	$69,378	$202,675	$197,931
Merchandise sales (per site per month)	76	76	74	72
Merchandise margin (28)	31.4%	30.8%	30.9%	30.9%
Capital expenditures	$751	$844	$1,864	$2,011

(1)	Includes excise taxes on sales by the retail and branded marketing segment of $12,073 and $9,102 for the three months ended September 30, 2009 and 2008, respectively, and $34,887 and $28,075 for the nine months ended September 30, 2009 and 2008, respectively. Net sales also includes royalty and related net credit card fees of $284 and $86 for the three months ended September 30, 2009 and 2008, respectively, and $635 and $213 for the nine months ended September 30, 2009 and 2008, respectively.

(2)	Includes corporate headquarters selling, general and administrative expenses of $189 and $151 for the three months ended September 30, 2009 and 2008, respectively, and $569 and $453 for the nine months ended September 30, 2009 and 2008, respectively, which are not allocated to our three operating segments.

(3)	Net costs associated with fire for the three and nine months ended September 30, 2008, respectively, includes $17,376 and $37,422 of expenses incurred from pipeline commitment deficiencies, crude sale losses and other incremental costs; $5,000 for the nine months ended September 30, 2008 for our third party liability insurance deductible under the insurance policy; and depreciation for the temporarily idled facilities of $790 for the nine months ended September 30, 2008.

(4)	Business interruption recovery income for the three and nine months ended September 30, 2008 of $30,000 was recorded as a result of the Big Spring refinery fire with all proceeds received in September and October 2008.

(5)	Includes corporate depreciation and amortization of $205 and $224 for the three months ended September 30, 2009 and 2008, respectively, and $500 and $670 for the nine months ended September 30, 2009 and 2008, respectively, which are not allocated to our three operating segments. Additionally, 2009 depreciation reflects depreciation on the assets acquired in the Krotz Springs refinery in July 2008 and assets placed in service in September 2008 following the rebuild of the Big Spring refinery.

(6)	Based upon the receipt of insurance proceeds of $250,000 through September 30, 2008, an involuntary gain on conversion of assets was recorded of $199,680 for the proceeds received in excess of the book value of the assets impaired of $25,330 and demolition and repair expenses of $24,990 incurred through September 30, 2008.

(7)	Gain on disposition of assets reported in the nine months ended September 30, 2008 includes the recognition of deferred gain recorded primarily in connection with the contribution of certain product pipelines and terminals to Holly Energy Partners, LP (“HEP”) in March 2005 (“HEP transaction”). A gain of $42,935 in the second quarter of 2008 represented all the recognition of the remaining deferred gain associated with the HEP transaction and was due to the termination of an indemnification agreement with HEP.

(8)	Interest expense of $70,739 for the nine months ended September 30, 2009 includes $5,715 related to the liquidation of the heating oil hedge in the second quarter of 2009. The remaining increase compared to interest expense for the nine months ended September 30, 2008 of $42,885 was primarily due to interest on borrowings and letter of credit fees related to the Krotz Springs refinery acquisition. With the issuance of the senior secured notes in October 2009 by Alon Refining Krotz Springs, and the subsequent full prepayment of its term loan, a write-off of unamortized debt issuance costs of $20,482 will be recorded in the fourth quarter of 2009.

(9)	Cash provided by operating activities for the nine months ended September 30, 2009 includes proceeds from the liquidation of the heating oil crack spread hedge of $133,581 and proceeds from the receipt of income tax receivables of $112,952. Cash used in financing activities for the nine months ended September 30, 2009 includes repayments on long-term debt and revolving credit facilities of $218,472 sourced primarily from the liquidation proceeds from the heating oil crack spread hedge and proceeds from the receipt of income tax receivables. Cash used in investing activities and cash provided by financing activities for the three and nine months ended September 30, 2008 is a result of the Krotz Springs refinery acquisition.

(10)	The following table provides a reconciliation of net income (loss) under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) utilized in determining earnings (loss) per common share, excluding the after-tax loss on net costs associated with fire, after-tax loss on inventory adjustments related to acquisition, after-tax gain on involuntary conversion of assets and after-tax gain (loss) on disposition of assets. Our management believes that the presentation of adjusted net income (loss) and earnings (loss) per common share, excluding these after-tax items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(dollars in thousands, except earnings per share)
Net income (loss)	$(26,558)	$37,297	$(24,547)	$21,946
Plus: Net costs associated with fire, net of tax	—	10,160	—	25,450
Plus: Loss on disposition of assets, net of tax	282	1,310	1,251	—
Plus: Inventory adjustments related to acquisition, net of tax	—	35,779	—	35,779
Less: Gain on involuntary conversion of assets, net of tax	—	(60,278)	—	(117,450)
Less: Gain on disposition of assets, net of tax	—	—	—	(26,317)

Adjusted net income (loss)	$(26,276)	$24,268	$(23,296)	$(60,592)

Weighted average shares outstanding (in thousands)	46,810	46,786	46,808	46,783

Earnings (loss) per share, excluding net costs associated with fire, net of tax, inventory adjustments related to acquisition, net of tax, after-tax gain on involuntary conversion of assets and after-tax gain (loss) on disposition of assets	$(0.56)	$0.52	$(0.50)	$(1.30)

(11)	Adjusted EBITDA represents earnings before non-controlling interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization and gain on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of non-controlling interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table reconciles net income (loss) to Adjusted EBITDA for the three and nine months ended September 30, 2009 and 2008, respectively:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(dollars in thousands)
Net income (loss)	$(26,558)	$37,297	$(24,547)	$21,946
Non-controlling interest in income (loss) of subsidiaries (including accumulated dividends on preferred stock of subsidiary)	(162)	4,692	3,497	3,910
Income tax expense (benefit)	(16,452)	25,083	(13,006)	15,850
Interest expense	21,460	21,493	70,739	42,885
Depreciation and amortization	25,247	17,232	70,898	44,484
(Gain) loss on disposition of assets	547	2,241	2,147	(43,005)

Adjusted EBITDA	$4,082	$108,038	$109,728	$86,070

Adjusted EBITDA for the three and nine months ended September 30, 2008 includes a gain on the involuntary conversion of assets of $103,092 and $199,680, respectively, representing the insurance proceeds received with respect to property damage resulting from the Big Spring refinery fire in excess of the net book value of assets impaired of $25,330 and the demolition and repair expenses of $24,990 incurred through September 30, 2008; income for the three and nine months ended September 30, 2008 for a business interruption recovery of $30,000; net costs associated with fire at the Big Spring refinery of $17,376 and $43,212 for the three and nine months ended September 30, 2008, respectively; and a 2008 third quarter charge of $61,192 to cost of sales for inventory adjustments related to the Krotz Springs refinery acquisition.

(12)	Includes corporate capital expenditures of $1,755 and $27 for the three months ended September 30, 2009 and 2008, respectively, and $2,987 and $485 for the nine months ended September 30, 2009 and 2008, respectively, which are not allocated to our three operating segments.

(13)	Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(14)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of unrealized hedging gains and losses and inventory adjustments related to acquisitions) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry. There were unrealized hedging gains of $1,019 and $151 for the Big Spring refinery for the three and nine months ended September 30, 2009, respectively. There was an unrealized hedging gain of $58 for the California refineries for the nine months ended September 30, 2009 and unrealized hedging gains of $2,525 and $4,127 for the California refineries for the three and nine months ended September 30, 2008, respectively. There was an unrealized hedging loss of $29 and unrealized gain of $20,369 for the Krotz Springs refinery for the three and nine months ended September 30, 2009, respectively. Additionally, the Krotz Springs refinery margin for the nine months ended September 30, 2009 excludes realized gains related to the unwind of the heating oil crack spread hedge of $139,290 and the refinery margin for the three months ended September 30, 2008 excludes a charge of $61,192 to cost of sales for inventory adjustments related to the acquisition.

(15)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California and Krotz Springs refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes.

(16)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra low-sulfur diesel and the market value of West Texas Intermediate, or WTI, a light sweet crude oil. We calculate the Group III 3/2/1 crack spread using the market values of Group III conventional gasoline and ultra low-sulfur diesel and the market value of WTI crude oil. We calculate the West Coast 3/2/1 crack spread using the market values of West Coast LA CARBOB pipeline gasoline and LA ultra low-sulfur pipeline diesel and the market value of WTI crude oil. A 6/1/2/3 crack spread is calculated assuming that six barrels of a benchmark crude oil are converted, or cracked, into one barrel of gasoline, two barrels of diesel and three barrels of fuel oil. We calculate the West Coast 6/1/2/3 crack spread using the market values of West Coast LA CARBOB pipeline gasoline, LA ultra low-sulfur pipeline diesel, LA 380 pipeline CST (fuel oil) and the market value of WTI crude oil. A 2/1/1 crack spread in a given region is calculated assuming that two barrels of a benchmark crude oil are converted, or cracked, into one barrel of gasoline and one barrel of diesel. We calculate the Gulf Coast 2/1/1 crack spread using the market values of Gulf Coast conventional gasoline and Gulf Coast high sulfur diesel and the market value of WTI crude oil.

(17)	The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI/Maya, or light/heavy, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Maya crude oil.

(18)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(19)	Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refinery. Light product yields decreased at the Big Spring refinery for the three and nine months ended September 30, 2008 due to the fire on February 18, 2008 and the re-start of the crude unit in a hydroskimming mode on April 5, 2008.

(20)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds. The decrease in refinery utilization at our Big Spring refinery for the three and nine months ended September 30, 2008 is due to the fire on February 18, 2008 and the re-start of the crude unit in a hydroskimming mode on April 5, 2008.

(21)	Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(22)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(23)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(24)	Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(25)	Marketing sales volume represents branded fuel sales to our wholesale marketing customers located in both our integrated and non-integrated regions. The branded fuels we sell in our integrated region are primarily supplied by the Big Spring refinery. Due to the fire on February 18, 2008 at the Big Spring refinery, more fuel was obtained from third-party suppliers than is typical during the three and nine months ended September 30, 2008. The branded fuels we sell in the non-integrated region are obtained from third-party suppliers. The marketing margin represents the difference between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis.

(26)	Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(27)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(28)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail convenience store industry to measure in-store, or non-fuel, operating results.